Exhibit (h)(xiv)

Schedule to the ISDA Master Agreement between the Trust and CF Secured LLC, dated November 25, 2025

Filed herewith.

SCHEDULE to the

2002 MASTER AGREEMENT

dated as of November 25, 2025 between CF Secured, LLC (“Party

A ”) and CORGI ETF TRUST I, a series trust organized under the laws of the State of Delaware, on behalf of each of its series listed on Appendix A hereto, severally but not jointly (each, a “Party B”)

PART 1 Termination Provisions (1) “Specified Entity” means, in relation to Party A, for the purpose of:

Section 5(a)(v), none;

Section 5(a)(vi), none;

Section 5(a)(vii), none; and

Section 5(b)(v), none; and, in relation to Party B, for the purpose of:

Section 5(a)(v), none;

Section 5(a)(vi), none;

Section 5(a)(vii), none; and

Section 5(b)(v), none. (2) “Specified Transaction” The definition of “Specified Transaction” in Section 14 of this Agreement is amended in its entirety as follows: “Specified Transaction” (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between (X) with respect to Party A, Party A (or any Credit Support Provider of such party or any applicable Specified Entity of such party) Cantor Fitzgerald, L.P., Cantor Fitzgerald Securities, Cantor Fitzgerald & Co., Cantor Fitzgerald Ireland Limited, and Cantor Fitzgerald Europe and Party B (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party), and (Y) with respect to Party B, Party B (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and Party A (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest

(including any option with respect to any of these transactions): (ii) which is a transaction under a futures agreement (including any over-the-counter cleared derivatives agreement), prime brokerage agreement, or margin lending agreement; or (iii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement of the relevant confirmation. (3) The “Cross-Default” provisions of Section 5(a)(vi) as modified below, will apply to Party A and to Party B; “Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement, except that deposits received in the ordinary course of a party’s banking business which such party is prevented from repaying solely as a result of (i) a technical, operational or administrative error, provided that the indebtedness is repaid within three Local Business Days from the due date; and / or (ii) any order, directive or other action of any governmental or regulatory authority or court on grounds unrelated to issues of solvency or liquidity shall not constitute Specified Indebtedness. In the case of Party B, such indebtedness will include any obligation of Party B, any Credit Support Provider of Party B or any Specified Entity of Party B in connection with a Financial Transaction.

"Financial Transaction" means (1) transactions under a futures agreement (including any over-the-counter cleared derivatives agreement), prime brokerage agreement, or margin lending agreement or any other financial instrument, and (2) any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), or any combination of these transactions, or any transaction identified as a Swap Transaction or a Transaction in the related Confirmation. “Threshold Amount” means, with respect to Party A, an amount equal to the greater of (i) three percent of the Shareholder’s Equity (as defined below) of Party A or (ii) USD [***]; and with respect to Party B an amount equal to three percent of such party’s Net Asset Value. For the purposes of Section 5(a)(vi) of this Agreement, any Specified Indebtedness of a party denominated in a currency other than the currency in which the financial statements of such party are denominated will be converted into the currency in which such financial statements are denominated at the exchange rate therefore as of the date of conversion reasonably chosen by the other party. For such purposes: A party’s “Shareholder’s Equity” A party’s “Shareholder’s Equity” is its shareholders’ equity, including subordinated debt, as of the end of its most recently completed fiscal year (determined in accordance with generally accepted accounting principles (“GAAP”) in its jurisdiction); and “Net Asset Value” means, as of any date of determination, an amount equal to the total assets of Party B minus the total liabilities of Party B, determined in accordance with generally accepted accounting principles in the United States and on a basis consistent with prior periods. (4) The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to both Party A and Party B. (5) The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B; provided, however, that with respect to a party where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or to the extent analogous thereto, (8), is governed by a system of law which, as of the date of the relevant Event of Default, does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provisions of Section 6(a) will apply to such party. (6) “Termination Currency” means United States Dollars. (7) Additional Termination Event

will apply. It will constitute an Additional Termination Event hereunder upon the occurrence of any event specified to constitute an Additional Termination Event in any Master Confirmation Agreement between the parties or other applicable Confirmation hereunder. (a) It will constitute an Additional Termination Event hereunder with respect to Party B if: (i) Decline in Net Assets. As of the last Local Business Day of any calendar month, the Net Asset Value of Party B (as defined below) has declined by: (A) [***]% or more from the Net Asset Value of Party B calculated as of the last Local Business Day of the immediately preceding month; or (B) [***]% or more from the Net Asset Value of Party B calculated as of the last Local Business Day of the third preceding month; or (C) [***]% or more from the Net Asset Value of Party B calculated as of the last Local Business Day of the twelfth preceding month. For the purposes of the foregoing Additional Termination Event, Party B shall be the sole Affected Party, all Transactions shall be Affected Transactions and: (ii) Failure to Provide Net Asset Value Calculation and other Documentation. Party B fails to provide its documentation and Net Asset Value information in accordance with the terms of Part 3 of this Schedule. For the purposes of the foregoing Additional Termination Event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions. (iii) Key Person. Nicolas S. Laqua suffers a Key Man Event and has not been replaced by another person or entity approved by Party A (such approval not to be unreasonably withheld or delayed). For the purposes of the foregoing Additional Termination Event, Party B shall be the sole Affected Party, all Transactions shall be Affected Transactions and: “Key Man Event” means (A) dying; or (B) appointing one or more attorneys under a lasting power of attorney registered with the Office of the Public Guardian pursuant to the UK Mental Capacity Act 2005 (or equivalent legislation in the relevant jurisdiction) and any such attorney taking any action pursuant to that lasting power of attorney; or (C) ceasing to be actively involved in the investment management of the assets of Party B. (iv) Conduct. Any event occurs or circumstance occurs in relation to Party B, the effect of which, in Party A's sole discretion, is that the designation of an Early Termination Date is necessary or desirable for Party A's protection and/or the protection of any Affiliate of Party A including, without limitation, to prevent (what Party A may in its reasonable discretion consider to be) a violation or continued violation of any applicable law or regulation or good standards of market practice or any regulatory authority, of which Party B or the Investment Manager is a member of, suspends or terminates the usual business of Party B or the Investment Manager. “Investment Manager” means Corgi Strategies, LLC, the investment manager of Party B. (v) Failure to comply with investment policies. Party B fails to comply with or breaches any of its investment policies, guidelines or restrictions as contained in its most recent offering documents and/or the Investment Management Agreement; (vi) Investment Manager Event. If, for any reason, the Investment Manager or any entity to which Party B has delegated its powers under this Agreement: (i) ceases to have authority to bind Party B with respect to this Agreement, any Credit Support Document or any Transaction;

(i) does not have all necessary licenses and regulatory authorizations to enter into contracts on behalf of Party B or otherwise operate its business; (iii) suffers any of the events described in

Section 5(a)(vii) of the Agreement; (iv) makes or is deemed to have made any representation in this Agreement or in any side letter which is or proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated; or (v) merges or consolidates with or transfers all or a material part of its business or assets to any person or entity;

(vii) Regulatory Intervention Clause. Party B is not aware of and will provide Party A with written notification within one (1) business day of first becoming aware of: any action, suit, or proceeding (formal or informal), any criminal indictment, any administrative or judicial proceeding or action by the U.S. Department of Justice, Treasury, the Securities and Exchange Commission (“SEC”), any state regulatory authority, or any self-regulatory organization (“SRO”) having jurisdiction over you, any action relating to money laundering, terrorist financing, or OFAC violations, pending or threatened against Party B or any officer, director, principal, financial or operations principal, or employee, or other person associated with Party B by or before any court or tribunal, any arbitrator, or, any governmental authority, if any of the foregoing could adversely or materially impact Party B’s ability to carry out your duties and responsibilities under this Agreement. In addition to the written notification, Party B will promptly provide Party A, unless prohibited by law or other governmental or SRO authority, with a copy of any documents received in writing relating to the same, including a copy of any complaint or charge, or notice of inquiry. Party B’s failure to provide the above notification and information shall be considered a material default under this Agreement and grounds for immediate termination of the Agreement;

(viii) For the purpose of this Agreement, an Additional Termination Event applicable to Party B shall occur if either (1) the market value of any Transaction(s), as determined by Calculation Agent at any time during such day and taking into account any open margin call and accrued interest, declines by [***] percent ([***]%) or more from the valuation completed by the Calculation Agent on the immediately preceding Business Day or (2) the market value of the reference asset to a Transaction(s) on any exchange at any time on such day declines by [***] percent ([***]%) or more from the closing price on the primary exchange for such reference asset(s) on the immediately preceding Business Day as determined by Calculation Agent. (ix) Suspension of Creations or Redemptions. Party B suspends redemptions or creations; (x) Delisting. The listing of the shares of Party B on a regulated national securities exchange is suspended or terminated without such shares having become listed on another regulated national securities exchange;

(xi) Senior Security. Any Transaction entered into hereunder that constitutes a senior security is not, in the reasonable judgment of Party A, maintained by Party B in compliance with the requirements of Section 18 of the 1940 Act and Rule 18f-4 thereunder;

(xii) At any time on any Local Business Day, Party B is in excess of any Trading Limit set by Party A in Party A’s sole discretion. “Trading Limit” shall mean any limit in any form set by Party A in its sole discretion and notified to Party B at any time and from time to time applicable to Party B’s Transactions in connection with this Master Agreement. The Trading Limit in effect as of the date hereof is: For purposes of the foregoing Additional Termination Event, Party B shall be the sole Affected Party, and the portion of the Transactions in excess of the Trading Limit shall be Affected Transactions. For the purposes of the foregoing Additional Termination Event, Party B shall be the sole Affected Party and all Transactions shall be Affected Transactions. Party

B Trading

Limit

The Founder-Led 2x Daily ETF USD [***]

PART 2 Tax Representations For the purpose of Section 3(e) of this Agreement: (1) Payer

Tax

Representations

. For the purpose of Section 3(e) of this Agreement, Party A and Party B each hereby make the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement or amounts payable hereunder that may be considered to be U.S.-source interest for United States federal income tax purposes) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and

(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it will not be a breach of this representation where reliance is placed on sub-clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position. (2) Payee

Tax

Representations

. For the purpose of Section 3(f) of this Agreement, Party A and Party B each hereby make the following representations: (i) The following representations will apply to Party A and will not apply to Party B: It is a limited liability company organized under the laws of the State of Delaware. (ii) The following representations will apply to Party B and will not apply to Party A: It (or, if Party B is a disregarded entity for U.S. federal income tax purposes, its sole beneficial owner) is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.

PART 3 Agreement to Deliver Documents For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents: For the purpose of Section 4(a) of this Agreement: Tax forms, documents or certificates to be delivered are: Party required to deliver document Form/Document/ Certificate Date by which to Be delivered Party A and Party B U.S. Internal Revenue Service Form W-9 or applicable W-8 (or any successor form), in each case together with any appropriate attachments.

(i) Promptly upon becoming a party hereto, (ii) promptly upon reasonable demand by the other party and (iii) promptly upon learning that any such form previously provided by it has become obsolete or incorrect. Other documents to be delivered are: Party required to deliver document Form/Document/Certificate Date by which to be delivered Covered by

Section 3(d) Representation Party A and Party B Party B Annual Report: Where it is not freely publicly available (for example, on the internet), the relevant party’s most recent available annual report containing annual audited consolidated financial statements for its most recently ended fiscal year. A monthly Statement (“monthly Statement”) setting forth (i) the NAV as of the last business day of each calendar month and (ii) the percentage change in NAV per Share as of the last business day of each calendar month as compared to its NAV per Share from the last business day of the immediately preceding calendar month. Where such financial statement is not reasonably available on a party’s internet home page, promptly upon request and no later than 120 days after the end of the relevant fiscal period.

As soon as available and in any event with in 15 Local Business Days after the end of each month. Yes

Yes

Party required to deliver document Form/Document/Certificate Date by which to be delivered Covered by

Section 3(d) Representation Party A and Party B Evidence of authority of signatories Promptly upon execution of this Agreement and thereafter upon reasonable request of the other party. Yes Party B A completed ISDA EMIR Classification Letter If applicable (as determined by Party A in its sole discretion), prior to execution of this Agreement. Yes Party B A completed ISDA/FIA EMIR Reporting Delegation Agreement If applicable (as determined by Party A in its sole discretion), prior to execution of this Agreement. Yes Party B Such other forms and documents as Party A may reasonably request in order to comply with its obligations under applicable law Promptly upon reasonable request by Party A. Yes Party B A written certificate or report of a responsible officer of Party B stating the Net Asset Value of Party B as of the last day of the most recently ended calendar month. Within 10 calendar days after the end of each such calendar month. Yes Party B A good faith oral estimate of the Net Asset Value of Party B as of the close of business on the most recent Local Business Day. Promptly following the request of Party A. No

PART 4 Miscellaneous (1) Addresses for Notices

. For the purpose of Section 12(a) of this Agreement: Address for notice or communications to Party A: Address: 110 East 59th Street, New York, NY 10022 Attention: Jeroen Visser Telephone No.: +1-212-915-1792 E-mail: Jeroen.Visser@cantor.com With a copy to the following address for any notice delivered for purposes of Sections 5 and 6 of this Agreement: Address: 110 East 59th Street, 7th Floor, New York, NY 10022 Attention: General Counsel Email: CantorContractManagement-NY@cantor.com Address for notice or communications to Party B: Address: 425 Bush St, Suite 500 Attention: Emily Z. Yuan Facsimile No.: N/A Telephone No.: (855) 552-6744 E-mail: operations@founderledfunds.com (2) Process Agent

. For the purpose of Section 13(c) of this Agreement: Party A appoints as its Process Agent: N/A Party B appoints as its Process Agent: Corgi Strategies, LLC (3) Offices

. The provisions of Section 10(a) will apply to this Agreement. (4) Multibranch Party

. For the purpose of Section 10 of this Agreement: Party A is not a Multibranch Party. Party B is a not a Multibranch Party. (5) Calculation Agent

. The Calculation Agent will be Party A. In the event that the Calculation Agent fails to perform any of its obligations under this Agreement, any such failure shall not constitute an Event of Default pursuant to Section 5(a) of this Agreement. (6) Credit Support Document

. Any “Credit Support Annex” between Party A and Party B and such other documents as the parties may agree in writing to constitute a “Credit Support Document” for purposes of this Agreement. (7) Credit Support Provider

. Does not apply to Party A or Party B. (8) Governing Law

. This Agreement and any non-contractual obligations arising out of or in connection with it or with the subject matter of this contract shall be governed by and construed in accordance with the law of the State of New York.

(9) Jurisdiction

. Section 13(b) – Jurisdiction shall be deleted in its entirety and replaced with the following: “(b) Jurisdiction. With respect to any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non- contractual obligations arising out of or in connection with it (“Proceedings”), each party irrevocably:-

(i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and

(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.” (10) Netting of Payments

. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement. All payments made under a Transaction shall be made in accordance with the account details set out in the relevant written notice or as otherwise notified between the parties. (11) Absence of Litigation

. For the purpose of Section 3(c) of this Agreement: “Specified Entity” means, in relation to Party A, none. “Specified Entity” means, in relation to Party B, none. (12) No Agency

. The provisions of Section 3(g) of this Agreement will apply to this Agreement. (13) Additional Representation will apply. For the purpose of Section 3 of this Agreement, the following will each constitute an Additional Representation: (h) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction): Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction. Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction. Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

Other Transactions. It understands and acknowledges that the other party may, either in connection with entering into a Transaction or from time to time thereafter, engage in open market transactions that are designed to hedge or reduce the risks incurred by it in connection with such Transaction and that the effect of such open market transactions may be to affect or reduce the value of such Transaction. No Material, Non-Public Information. Party B will be deemed to represent and warrant to Party A on each date on which it enters into a Transaction, that it is not entering into any Transaction while in possession of material, non-public information concerning the Eligible Securities. (vi) No Beneficial Ownership Through Voting or Investment Power. Party B does not have, and shall not obtain, directly or indirectly, any right or ability to control, direct, or influence the voting or disposition of any securities or shares that are the subject of any Transaction under this Agreement, including without limitation any right to direct Party A (or any of its Affiliates or agents) with respect to voting or investment decisions in respect of any such securities. Party B acknowledges that if it were to obtain such rights or powers, it may be deemed to have beneficial ownership under Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (14) Eligible Contract Participant

. Party B represents (which representation will be deemed to be repeated by on each date on which a Transaction is entered into) that it is an “eligible contract participant”, as defined in

Section 1a of the U.S. Commodity Exchange Act, as amended, and the Commodity Futures Trading Commission regulations thereunder. (15) Recording of Conversations

. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

PART 5 Other Provisions (1) Scope

. This Agreement shall only apply to Transactions between the parties that are “Equity Swap Transactions,” as such term is defined in the 2002 ISDA Equity Derivative Definitions and which constitute “security-based swaps,” as such term is defined in the U.S. Securities Exchange Act of 1934, as amended. (2) Waiver of Jury Trial

. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this Section. (3) Waiver of Tax Confidentiality

. Notwithstanding anything herein to the contrary, Party B and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Party B relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to Party B by Party A and/or its affiliates. (4) Form of Agreement

. The parties hereby agree that the text of the body of this Agreement is intended to be the printed form of the ISDA 2002 Master Agreement as published and copyrighted by the International Swaps and Derivatives Association, Inc®.

(5) Inconsistency

. In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) the Schedule or Paragraph 13 of an ISDA Credit Support Annex (as applicable); (iii) the ISDA Definitions; and (iv) the printed form of ISDA Master Agreement and ISDA Credit Support Annex (as applicable). (6) Accuracy of Specified Information

. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period, the phrase “or, in the case of audited or unaudited financial statements, a fair presentation of the financial condition of the relevant entity as of the date of such statements.” (7) Confidentiality

. The parties agree that information provided hereunder will be subject any current or future non-disclosure agreements between the parties, as may be amended, restated or otherwise modified by the parties from time to time. (8) Transaction Reporting

. Notwithstanding anything to the contrary in this Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”): (i) to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or (ii) to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates (to the extent such service providers are bound by confidentiality terms); to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, solely for the purpose of complying with the Reporting Requirements. For the purposes hereof: “Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned; and “Market” means any exchange, regulated market, clearing house, central clearing counterparty, multilateral trading facility or organized trading facility. Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction. Notwithstanding anything to the contrary as set out herein, this Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Agreement. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent. (9) Withholding Tax imposed on payments under the United States Foreign Account Tax Compliance Act

“Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in

Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section

1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement. (10)

Section 871(m) Protocol.

Party A and Party B agree that the amendments contained in the Attachment to the ISDA 2015 Section 871(m) Protocol published by ISDA on November 2, 2015 (the “Protocol”), which is available on the ISDA website (www.isda.org), will apply to any Transaction hereunder. Party A and Party B further agree that this Agreement will be deemed to be a Covered Master Agreement and that the Implementation Date will be the effective date of this Agreement as amended by the parties for the purposes of such amendments, regardless of the definitions of such terms in the Protocol. (11) ERISA

. (i) Party B and the Investment Manager represent and warrant to Party A (which representations and warranties will be deemed to be repeated at all times until there are no obligations outstanding under this Agreement and the B agreement and all Transactions hereunder have been terminated) that no class of equity interests issued by Party B is directly or indirectly owned to the extent of 25% by one or more "benefit plan investors" as defined under the DOL Regulation 29 CFR § 2510.3-101 (the

"Plan Asset Regulation" as modified by Section 3(42) of ERISA or Section 401 of the ERISA. Party B and the Investment Manager hereby agree to provide notice to Party A in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice of expiry of any applicable grace period it will breach this representation. For the avoidance of doubt the parties agree that any breach of this representation shall be material for the purposes of

Section 5(a)(iv). (ii) Party B and the Investment Manager represent and warrant (which representations and warranties will be deemed to be repeated at all times until all Transactions are terminated and no obligations remain outstanding under this Agreement) that if any investor in Party B is a Governmental Plan, Party B will not be subject to any law, regulation, policy or procedure which is similar to Section 406 of ERISA or Section 4975 of the Code and that is applicable to Party A by reason of such Governmental Plan's investment in Party B. (iii) Party B and the Investment Manager agree that, should any class of equity interest issued by Party B, at any time from the date of this Agreement, be directly or indirectly owned to the extent of 25% or more by one or more "benefit plan investors", as defined under the Plan Asset Regulation as modified by Section 34(2) of ERISA or Section 401 of ERISA, Party B shall notify Party A immediately in writing and the following provisions shall apply: (A) Party B and the Investment Manager shall represent and warrant (which representations and warranties will be deemed to be repeated at all times until there are no obligations outstanding under this Agreement and all Transactions hereunder have been terminated) that: (I)

(aa) the Investment Manager is a "qualified professional asset manager" as defined under the QPAM Exemption and the requirements and conditions of the QPAM Exemption have been and will be satisfied; and in the event that the plan assets of any plan invested in Party B, when combined with the plan assets of other plans established or maintained by the same employer (or any affiliate thereof as described in Part VI(c) of the QPAM Exemption) or by the same employee organization, and managed in Party B, constitute 10 percent or more of the assets of Party B (such plans, "10% Plans"), the Investment Manager will notify Party A promptly of the identity of any such 10% Plan or Plans and a list of names provided to the Investment Manager by any investing 10% Plan purporting to be the individuals or entities with the authority to (x) appoint or terminate the Investment Manager as manager of such 10% Plan's assets invested in Party B or (v) negotiate the terms of the investment management agreement with the Investment Manager including renewals or modifications thereof) on behalf of such 10% Plan with respect to such 10% Plan's assets invested in Party B, as well as. information provided to the Investment Manager by such 10% Plan with respect to the business affiliations of such individuals or entities, or (bb) the requirements and conditions of another Exemption have been and will be satisfied with respect to this Agreement and each Transaction, Auxiliary Transaction and Credit Support Document hereunder; (II) all conditions of the Exemption necessary for the applicability of such Exemption have been and will be satisfied with respect to this Agreement and each Transaction, Auxiliary Transaction and Credit Support Document hereunder (III)

(aa) neither Party A nor its Affiliates are acting as a fiduciary within the meaning of Section 3(21) of ERISA in respect of Party B, (bb) neither Party A nor its Affiliates have received and will not receive any compensation for providing investment advice in respect of the assets of Party B, (cc) neither Party A nor its Affiliates have responsibility for governing or overseeing the conduct of Party B or the Investment Manager and all decisions have been the result of arms' length negotiations between the parties, and (dd) it has analyzed how this Agreement and each Transaction, Auxiliary Transaction and Credit Support Document fit into Party B's and each Plan's overall objectives and has determined that entering into such agreements is in the best interest of each Plan's participants and beneficiaries; and (IV) any assets pledged as collateral by Party B in connection with this Agreement or any Transaction do not and will not constitute "plan assets" within the meaning of Title I of ERISA or Section 4975 of the Code. (B) Additional Termination Event will apply. The following event shall constitute an Additional Termination Event pursuant to Section 5(6)(vi) (for the purposes of which all Transactions shall be Affected Transactions and Party B shall be the sole Affected Party): Exemption Failure. The Exemption fails or ceases to apply with respect to this Agreement or any Transaction, Auxiliary Transaction or Credit Support Document and Party B has not provided Party A with evidence satisfactory to Party A that none of the Agreement or any Transaction, Auxiliary Transaction or Credit Support Document is a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because one or more exemptions thereunder applies at all times to this Agreement and each Transaction and Auxiliary Transaction and any Credit Support Document or Party B becomes subject to any law, regulation, policy or procedure which is similar to Section 406 of ERISA or Section 4975 of the Code and that is applicable to Party B by reason of any Governmental Plan's investment in Party B. (C) Modified Representation. For purposes of Section 3(a)(iii) and 3(a)(iv) of this Agreement, the following shall be added to each, immediately prior to the semi-colon at the end thereof:

"provided that this representation does not apply with respect to Party B or Party A to the extent that the Exemption does not apply or does not continue to apply to this Agreement or any Transaction, Auxiliary Transaction or Credit Support Document as a result of the breach by the other party of any representation or covenant set forth herein."

(iv) Additional Definitions. The following additional definitions are added to Section 14 of this Agreement:

" Investment Manager " means Corgi Strategies, LLC

"Auxiliary Transaction" means any transaction engaged in by Party B or the Investment Manager in furtherance of this Agreement or any Transaction.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal statute.

"DOL" means the United States Department of Labor or any other federal agency to the extent such agency succeeds to any of the functions of the United States Department of Labor.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute.

"Exemption" means the QPAM Exemption or such other exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code as Party B may from time to time advise Party A is applicable to this Agreement or any Transaction, Auxiliary Transaction or Credit Support Document in advance of the entering into of any Transaction, Auxiliary Transaction or Credit Support Document.

"Governmental Plan" shall have the meaning assigned to it under Section 3(32) of ERISA.

"Plan" or "Plans" means each employee benefit plan within the meaning of Section 3(3) of ERISA that is covered by Title I of ERISA and the assets of which are held in Party B.

"QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the DOL, as amended. (v) Party B and the Investment Manager will indemnify, defend and hold harmless Party A in respect of any losses, claims, damages or liability arising out of any Transaction which is a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code (including without limitation against any penalty or excise tax). (12) Consent to Reporting

. Without prejudice to the generality of any applicable law, and with respect to any “Equity Swap Transaction” (as such term is defined in the 2002 ISDA Equity Derivative Definitions), Party B expressly consents to the disclosure by Party A or its affiliates to the relevant authorities in the jurisdiction of the incorporation or organization of any relevant issuer (a “Relevant Jurisdiction”), each jurisdiction in which the Eligible Securities and/or Hedge Positions (as defined in the 2002 ISDA Equity Derivative Definitions) attributable to Party A and/or its affiliates are located and/or traded (each, a “Local Jurisdiction”) or any jurisdiction of tax residence of any relevant issuer (a “Tax Residence Jurisdiction”), information relating to the Transaction (including, without limitation, the name of Party B and any dates and amounts specified in the relevant Confirmation) as may be required by such relevant authorities from time to time pursuant to applicable laws and regulations of the Relevant Jurisdiction, the Local Jurisdiction and/or the Tax Residence Jurisdiction (as applicable). (13) Failure to Pay or Deliver.

Section 5(a)(i) (Failure to Pay or Deliver) of the Master Agreement shall be amended:

(a) with respect to, and for the purposes of any payments or deliveries to be made by a party under, any Credit Support Annex hereto, Section 5(a)(i) shall be amended by deleting all that follows after the phrase "required to be made by it" in the second line thereof. (14) Set Off.

Section 6(f) of this Agreement is deleted in its entirety and replaced with the following:

"(f) Upon the designation of any Early Termination Date, the party that is not the Defaulting Party or Affected Party ("X") may, without prior notice to the Defaulting or Affected Party ("Y"), set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Y to X or any Affiliate of X (the "X Set Off Amount") against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y (the "Y Set Off Amount"). X will give notice to the other party of any set off effected under this Section 6(f). For this purpose, either the X Set Off Amount or the Y Set Off Amount (or the relevant portion of such set off amounts) may be converted by X into the currency in which the other set off amount is denominated at the rate of exchange at which X would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If a sum or obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise)." (15) ISDA 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol.

Parts I to III of the attachment to the ISDA 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by the International Swaps and Derivatives Association Inc. on 17 December 2020 and available on the ISDA website (www.isda.org) (the “PDD Protocol”) are incorporated into and apply to this Agreement as if set out in full in this Agreement but with the following amendments and elections: (a) The definition of “Adherence Letter” is deleted and references to “Adherence Letter”, “such party’s Adherence Letter” and “Adherence Letter of such party” are deemed to be references to this

Part 5(19). (b) References to “Implementation Date” are deemed to be references to the date of this Agreement. (c) The definition of “Protocol” is deemed to be deleted. (d) The definitions of “Portfolio Data Sending Entity” and “Portfolio Data Receiving Entity” are replaced with the following (notwithstanding that either party may have adhered to the PDD Protocol as a Portfolio Data Sending Entity or a Portfolio Data Receiving Entity (as applicable)): “Portfolio Data Sending Entity” means Party A, subject to Part I(2)(a) of the PDD Protocol. “Portfolio Data Receiving Entity” means Party B, subject to Part I(2)(a) of the PDD Protocol. (e) Local Business Days for the purposes of portfolio reconciliation and dispute resolution.

(i) Party A specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: London and New York. (ii) Party B specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it for the purposes of portfolio reconciliation and dispute resolution only: New York (f) Contact details for the purposes of portfolio reconciliation and dispute resolution. Notwithstanding Part 4 of this Agreement and unless otherwise agreed between the parties in writing, the following items shall be delivered to the respective parties as follows: (i) Notices to Party A: Portfolio Data: To Be Advised Notice of a discrepancy: To Be Advised Dispute Notice: To Be Advised (ii) Notices to Party B: Portfolio Data: Corgi ETF Trust I, on behalf of its series FDRX Notice of a discrepancy: Corgi ETF Trust I, on behalf of its series FDRX Dispute Notice: Corgi ETF Trust I, on behalf of its series FDRX Any notice given by email in accordance with this Part 5[(15)], will be deemed effective on the date it is delivered unless the date of that delivery (or attempted delivery) is not a Local Business Day (in respect of the receiving party) or, subject to Part I(1)(a)(iv) of the PDD Protocol, that communication is delivered (or attempted) after the close of business on a Local Business Day (in respect of the receiving party), in which case that communication will be deemed given and effective on the first following day that is a Local Business Day (in respect of the receiving party). (16) Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version.

The parties agree that the provisions set out in the attachment (the “Attachment”) to the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German/Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) are incorporated into and form part of this Agreement. This Agreement shall be deemed a Protocol Covered Agreement for the purposes of the Attachment and the Implementation Date for the purposes of the Attachment shall be deemed to be the date of this Agreement. In the event of any inconsistencies between the Attachment and the other provisions of this Agreement, the Attachment will prevail. (17) Party B Further Agreements.

In addition to Party B's agreements under Section 4 of the Agreement, Party B further agrees that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party: (i) Party B will at all times indemnify, defend and hold harmless Party A against all liability or loss in respect of any and all actions taken or purported to be taken (including, without limitation, in respect of any Transaction) on behalf of Party B by the Investment Manager (or any employee or agent of the Investment Manager ) in connection with this Agreement that exceed the authority of the Adviser or such employee or agent; and (ii) Party B will, upon learning of the occurrence or existence of any event or condition that constitutes (or that, with the giving of notice or passage of time (or both) would constitute) an Event of Default of Termination Event with respect to it, promptly give the other party notice of such event or condition. (a)

Part 6 Foreign Exchange Transactions and Currency Option Transactions

(a) Incorporation of 1998 FX and Currency Option Definitions. The definitions and provisions contained in the1998 FX and Currency Option Definitions (as amended and supplemented by the 2005 Barrier Option Supplement, together the “1998 FX Definitions") as published by the International Swaps and Derivatives Association, Inc. and Emerging Markets Traders Association ("EMTA") and The Foreign Exchange Committee ("FXC), are incorporated into any Confirmation, with respect to FX Transactions or Currency Options, which supplements and forms part of this Agreement, and all capitalized terms used in a Confirmation shall have the meaning set forth in the 1998 FX Definitions, unless otherwise defined in a Confirmation.

(b) Confirmations. Any FX Transaction or Currency Option Transaction into which the parties may before the date of this Agreement have entered, or may in the future enter, where the relevant Confirmation on its face does not expressly exclude the application of this Agreement, shall (to the extent not otherwise provided for in this Agreement) be subject to governed by and construed in accordance with this Agreement. Each such FX Transaction and Currency Option Transaction shall be a Transaction, and the documents and other confirming evidence (including electronic messages on an electronic messaging service) exchanged between the parties or otherwise effective for the purpose of confirming such FX Transaction or Currency Option Transaction shall each be a Confirmation (even where not so specified therein), for the purposes of this Agreement.

(c) Incorporation of Master Confirmation Agreement for Non-Deliverable Forward FX and Currency Option Transactions. The terms and conditions contained in each of (i) the Master Confirmation Agreement for Non-Deliverable Forward FX Transactions ("NDFs"), as published by the FXC, EMTA and the Foreign Exchange Joint Standing Committee (such agreement, the "MCA for NDFs") and (ii) the Master Confirmation Agreement for Non-Deliverable Currency Option Transactions (European Style) ("NDOs”) as published by the FXC, EMTA and the Foreign Exchange Joint Standing Committee (such agreement, the

"MCA for NDOs") are incorporated into this Agreement, and such terms and conditions shall supplement form part of and be governed by this Agreement as if the parties had executed each of the MCA for NDFs and the MCA for NDOs as of the date of this Agreement with the elections in respect of the Addendum thereto as set forth immediately below: (i) Master Agreement. "Master Agreement" for purposes of each of the MCA for NDFs and the MCA for NDOs shall mean this Agreement. (ii) Calculation Agent. The parties agree that the Calculation Agent for each NDF Transaction or NDO Transaction shall be Party A. (iii) Account Details. The parties agree that the account details for each NDF Transaction or NDO Transaction shall be: Account details are as specified in applicable standing settlement instructions. (iv) Contact Information. The parties agree that the contact details for notices or communications for each NDF Transaction or NDO Transaction shall be: Address and other contact details for notices or communications to Party B: As specified in Part 4(a) of this Schedule. Address and other contact details for notices or communications to Party A: As specified in Part 4(a) of this Schedule or as may be notified to Party B by Party A from time to time.

(d) Deliverable FX Transactions. Section 2.2(a) of the FX Definitions is hereby amended by substituting the following therefor in its entirety:

"Deliverable FX Transaction. Unless the parties expressly agree in a Confirmation of a Deliverable FX Transaction that this subsection i shall be inapplicable to such Deliverable FX Transaction, the obligation of Party A to make a payment in respect of any Deliverable FX Transaction on a Settlement Date is subject to the condition precedent that Party B shall have first satisfied its obligation to make each payment under such Deliverable FX Transaction, subject to any applicable condition precedent and any applicable provisions of Article 5.If the parties expressly agree in a Confirmation of a Deliverable FX Transaction that subsection (i) immediately above shall be inapplicable to such Deliverable FX Transaction, each party will pay, on the Settlement Date in respect of such Deliverable FX Transaction, the amount specified as payable by it in the related Confirmation, subject to any applicable condition precedent and any applicable provisions of Article 5.”

CF SECURED, LLC

CORGI ETF TRUST I, ON BEHALF OF EACH OF

ITS SERIES LISTED IN APPENDIX A HERETO,

SEVERALLY BUT NOT JOINTLY

By: /s/ Pascal Bandelier

Name: Pascal Bandelier

Title: Executive Managing Director

By: /s/ Emily Yuan

Name: Emily Yuan

Title: President and Principal Executive Officer; Trustee CORGI STRATEGIES, LLC (“Investment Manager”), in its individual corporate capacity solely with respect to its representations, warranties and agreements set forth herein.

By: /s/ Emily Yuan

Name: Emily Yuan

Title: President and Principal Executive Officer; Trustee

APPENDIX A Trust Series Corgi ETF Trust I The Founder-Led 2x Daily ETF

Appendix I

[Investment Adviser's Letterhead] November 25, 2025

CF SECURED, LLC 110 East 59th Street, 7th Floor, New York, NY 10022 Ladies and Gentlemen: In connection with the purchase, sale (including short sales), lending or borrowing of securities, commodities, foreign exchange, futures, options, or any other financial instrument or over-the-counter or on-exchange transaction (collectively, “Transactions") to be entered into between Corgi ETF Trust I, on behalf each of its series listed in Appendix A hereto, severally but not jointly (the "Client") and CF Secured, LLC ("Cantor'") or any of its subsidiaries, affiliates or branches (collectively, the "Cantor Group" , and individually, a "Cantor Group member"), which may include rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, and any other derivative transactions, transactions under futures agreement (including any over-the-counter cleared derivatives agreement), prime brokerage agreement, or margin lending agreement, repurchase and reverse repurchase transactions, and spot and forward transactions (including without limitation any option with respect to any of these transactions and combinations of the foregoing), Corgi Strategies, LLC ("Adviser") hereby acknowledge, represent and warrant continuously to, and covenant and agree with, each Cantor Group member as follows: (a) In the event we transact in "restricted securities" or derivative transactions referencing restricted securities, as such term is defined in Rule 144(a)(3) of the Securities Act of 1933, as amended, we are an investment adviser registered under the Investment Advisers Act of 1940, as amended, and are in compliance with the requirements of such Act, and we are a "qualified institutional buyer" as defined in Rule 144A of the Securities Act of 1933, as amended. (b) Pursuant to a management or advisory agreement with the Client, we have been duly authorized by the Client to, at our discretion, enter into Transactions on behalf of the Client with Cantor and each other Cantor Group member, execute confirmations of Transactions and master agreements, security agreements and other agreements and instruments relating to Transactions on behalf of the Client and bind the Client with respect to such Transactions. You may rely on our assurance, that, on the basis of such investigation as we have deemed appropriate, we are satisfied that the person or persons who signed our management or advisory agreement were themselves properly authorized by the Client. We agree that each Cantor Group member is entitled to rely upon (i) this letter as conclusive evidence that any Transaction with any Cantor Group member entered into by the undersigned on behalf of the Client will be duly authorized and will constitute a binding obligation of the Client with respect to all its assets, and (2) any request, instruction, certificate or other document furnished or other action taken by any employee or agent of the undersigned, identified by the undersigned or the Client from time to time and reasonably believed by such Cantor Group member to be authorized to act under this letter or any Transaction, as genuine and authorized. (c) We have knowledge and experience in financial and business matters and are capable of evaluating the merits and risks of Transactions on behalf of the Client, and prior to entering into any Transaction on behalf of the Client, we shall determine that such Transaction is appropriate and suitable for such Client. We are not relying on any communication of any Cantor Group member as investment advice or as a recommendation to enter. into any Transaction. No communication (written or oral) received from any Cantor Group member shall be deemed to be an assurance or guarantee as to the expected results of any Transaction. No Cantor Group member is acting as a fiduciary for or adviser to us or the Client in respect of any Transaction. (d) We will indemnify each Cantor Group member against any losses, claims, damages or liability arising out of any Transaction being characterized as a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (including without limitation against any penalty or excise tax). With respect to Transactions with any Cantor Group member entered into by the undersigned on behalf of the Client, no advice given to the undersigned or the Client by or on behalf of any Cantor Group member shall form a primary basis for any investment decision by the undersigned, the Client or any plan subject to ERISA the assets of which are held by the Client, no Cantor Group member has or will have any discretionary authority or control over the assets of the Client or any such plan, no Cantor Group member shall have any responsibility for governing or overseeing the conduct of any investment adviser or fiduciary of the Client or any such plan, and no Cantor Group member is or will become a "fiduciary" within the meaning of Section 3(21) of ERISA or Section 4974 of the Code with respect to the Client or any such plan. (e) The person executing this letter on our behalf has been authorized to do so and this letter has been duly executed and delivered by us and is binding upon and enforceable against us in accordance with its terms. This letter does not and will not violate any law applicable to us, any provision of our organizational or governing documents, any agreement by which we are bound or any order or judgment of any court or regulatory or governmental authority applicable to us or any of our assets. There is not pending or, to our knowledge, threatened against us or any of our affiliates any action, suit or proceeding at law or in equity or before any court, tribunal governmental body, agency or official or any arbitrator, or any pending or in-process investigation by any regulatory or governmental authority, that is likely to affect the legality, validity or enforceability against us of this letter, our ability to perform our obligations as investment adviser to the Client or our business or financial condition. (f) In the event any Cantor Group member becomes involved in any capacity in any action, proceeding or investigation arising out of or based upon any false representation or warranty or breach or failure by us to comply with any covenant or agreement made by us herein, or in any other document furnished to any Cantor Group member by us in connection with Transactions with the Client, or in the event any action or claim is brought against any Cantor Group member alleging facts or circumstances which constitute or could constitute a breach of any of the foregoing representations, warranties, covenants or agreements, including, without limitation, an action or claim that any Transaction between any Cantor Group member and the Client was unauthorized or unsuitable or inappropriate for such Client, we will indemnify and hold harmless Cantor Group for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, including without limitation the reasonable fees and disbursements of counsel in any action to which any Cantor Group member is a party (whether or not we or the Client are a party to such action). We also will indemnify Cantor Group against any losses, claims damages or liability to which Cantor Group may become subject in connection with any such matter. Our reimbursement and indemnity obligations under this paragraph shall be in addition to any liability which we may otherwise have and shall survive the termination of this letter. (g) The representations, warranties, covenants and indemnities set forth in this letter shall inure to the benefit of the Cantor Group and their successors and assigns, and shall survive the termination of this letter and any Transaction. This letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine). The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision hereof, all of which shall remain in full force and effect.

(h) In connection with any ISDA Master Agreement dated November 25, 2025 or any other agreement between any Cantor Group member and Client that does not otherwise provide for an agent for service of process or current address within the United States, we agree to act as agent for service of process for Client under each such agreement. We understand and acknowledge that the Cantor Group will rely on the foregoing representations, warranties covenants and agreements when offering to enter into Transactions with the Client. Without limiting our responsibility or obligations under this letter, we agree to notify CF Secured, LLC immediately at the address above, attention General Counsel, if at any time we discover or learn of facts at variance with the foregoing representations and warranties. Corgi Strategies, LLC

By: /s/ Emily Yuan

Name: Emily Yuan

Title: President and Principal Executive Officer; Trustee